                                                FILED PURSUANT TO RULE 424(B)(5)
                                     UNDER THE SECURITIES ACT OF 1933 AS AMENDED
                                                   COMMISSION FILE NO: 333-07621

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 12, 1996

                                  $250,000,000
                          MIRAGE RESORTS, INCORPORATED
                    7.25% SENIOR NOTES DUE OCTOBER 15, 2006
                                 --------------

    Interest on the Notes is payable on April 15 and October 15 of each year, commencing April 15, 1997. The Notes are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of
(i) 100% of the principal amount of such Notes or (ii) as determined by a Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein), plus, in each case, accrued interest thereon to the date of redemption.

    The Notes offered hereby will be represented by one or more global Notes registered in the name of the nominee of DTC (as defined herein). Beneficial interests in the global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof. See "Description of Notes."
                              -------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS
               SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------
 NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD,
      THE MISSISSIPPI GAMING COMMISSION, THE NEW JERSEY CASINO CONTROL COMMISSION NOR ANY OTHER GAMING REGULATORY AUTHORITY HAS PASSED UPON
        THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE
         PROSPECTUS TO WHICH IT RELATES OR THE INVESTMENT MERITS OF
             THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.
                              -------------------

                                                                INITIAL PUBLIC
                                                                OFFERING PRICE    UNDERWRITING     PROCEEDS TO
                                                                      (1)         DISCOUNT (2)    COMPANY (1)(3)
                                                               -----------------  -------------  ----------------
Per Note.....................................................       99.869%          0.650%          99.219%
Total........................................................    $249,672,500      $1,625,000      $248,047,500

---------

(1) Plus accrued interest, if any, from October 30, 1996.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $500,000 payable by the Company.

                              -------------------

    The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about October 30, 1996, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                             CS FIRST BOSTON

BA SECURITIES, INC.  BEAR, STEARNS & CO. INC.  DONALDSON, LUFKIN &
                                                    JENRETTE   SMITH BARNEY INC.
                                                    SECURITIES CORPORATION

                            ------------------------

          The date of this Prospectus Supplement is October 25, 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                              -------------------

                                  THE COMPANY

    Mirage Resorts, Incorporated (the "Company") owns and operates some of the most successful casino-based entertainment resorts in the world. These resorts include (i) The Mirage, a hotel-casino and destination resort on the Las Vegas Strip, (ii) Treasure Island at The Mirage ("Treasure Island"), a hotel-casino resort adjacent to The Mirage, (iii) the Golden Nugget, a hotel-casino in downtown Las Vegas, and (iv) the Golden Nugget-Laughlin, a hotel-casino in Laughlin, Nevada. The Company also owns a 50% interest in a joint venture which owns and operates the Monte Carlo Resort & Casino ("Monte Carlo"), a hotel-casino resort on the Las Vegas Strip which opened on June 21, 1996. The Company is currently constructing Bellagio, an elegant hotel-casino and destination resort on the Las Vegas Strip, and Beau Rivage, a luxurious hotel-casino and beachfront resort in Biloxi, Mississippi. When these properties are opened, the total number of hotel rooms at the Company's wholly owned properties will increase by approximately 59% and total casino square footage at such facilities will increase by approximately 92%.

    The Company's philosophy is to build superior products in each of its markets and to maintain these products in first-class condition. The Company also believes that its progressive human resource policies have resulted in superior customer service and low staff turnover. This philosophy has produced high and stable levels of profitability at each of its major resorts.

    Unless the context otherwise requires, references to the Company include the Company and its wholly owned subsidiaries, through which its operations are conducted.

THE MIRAGE

    The Mirage is a luxurious, tropically themed destination resort containing approximately 3.1 million square feet in a 29-story Y-shaped hotel tower and an expansive low-rise complex. The Mirage features a 95,900-square foot casino, 3,044 hotel rooms (including 265 suites and 14 villa and lanai suites), approximately 71,000 square feet of meeting, convention and banquet space, a parking garage with space for approximately 2,200 vehicles, a valet parking garage with space for approximately 1,830 vehicles shared with Treasure Island, surface parking for approximately 1,650 vehicles, a 1,503-seat showroom showcasing the world-famous illusionists Siegfried & Roy, five gourmet restaurants, a California-style pizza restaurant, a coffee shop, a buffet, four bars (two featuring live entertainment), two snack bars, an ice cream parlor, a health spa and beauty salon, a swimming pool and cabana area, a white tiger display and extensive retail facilities.

    During 1995, all of the standard guest rooms and 61 of the suites were extensively refurbished and enhanced. The exterior of the resort is landscaped with palm trees, abundant foliage and more than four acres of lagoons and other water features centered around a 54-foot simulated volcano and waterfall. Each evening, the volcano erupts at regular intervals, spectacularly illuminating the front of the resort. Inside the front entrance is an atrium with a tropical garden and additional water features capped by a 100-foot-high glass dome. The atrium has an advanced environmental control system and creative lighting and other special effects designed to replicate the sights, sounds and fragrances of the South Seas. Located at the rear of the hotel, adjacent to the swimming pool area, is a dolphin habitat housing seven Atlantic bottlenose dolphins.

    As of October 1, 1996, The Mirage's casino offered 119 table games (including blackjack, craps, roulette, baccarat, mini-baccarat, let it ride, pai gow, pai gow poker, Caribbean stud poker and big six), keno, poker, a race and sports book and approximately 2,245 slot machines or similar coin-operated devices.

TREASURE ISLAND

    Treasure Island is a pirate-themed hotel-casino resort featuring an 82,000-square foot casino, 2,900 hotel rooms (including 212 suites), three gourmet restaurants, an Italian specialties grill, a coffee shop, a buffet, two snack bars, an ice cream parlor, five bars (two featuring live entertainment), a 1,525-seat showroom featuring "Mystere" (a production developed by the creators of the world-renowned Cirque du Soleil) and an 18,000-square foot amusement arcade. Treasure Island also offers extensive retail facilities, approximately 16,000 square feet of meeting and banquet space, two wedding chapels, a swimming pool, a parking garage with space for approximately 2,400 vehicles and the previously mentioned valet parking garage shared with The Mirage. The front of Treasure Island, facing the Las Vegas Strip, is an elaborate pirate village in which full-scale replicas of a pirate ship and a British frigate periodically engage in a pyrotechnic and special effects sea battle, culminating with the sinking of the frigate.

    As of October 1, 1996, Treasure Island's casino offered 82 table games (including blackjack, craps, roulette, baccarat, mini-baccarat, let it ride, pai gow, pai gow poker, Caribbean stud poker and big six), keno, poker, a race and sports book and approximately 2,145 slot machines or similar coin-operated devices.

GOLDEN NUGGET

    The Golden Nugget, together with its parking facilities, occupies approximately two and one-half square blocks in downtown Las Vegas, approximately five miles from The Mirage and Treasure Island. The Golden Nugget features a 38,000-square foot casino, 1,907 hotel rooms (including 102 suites), two gourmet restaurants, a California-style pizza restaurant, a coffee shop, a buffet, a snack bar, three bars, an entertainment lounge, a ballroom/showroom, approximately 24,000 square feet of meeting and banquet space, two gift and retail shops, two hotel lobbies with guest registration facilities, a swimming pool and lounge area, a health spa, a beauty salon and two parking garages with space for approximately 1,050 vehicles.

    As of October 1, 1996, the Golden Nugget's casino offered 64 table games (including blackjack, craps, roulette, baccarat, mini-baccarat, pai gow poker, Caribbean stud poker and big six), keno, a race and sports book and approximately 1,295 slot machines or similar coin-operated devices.

GOLDEN NUGGET-LAUGHLIN

    The Golden Nugget-Laughlin, a hotel-casino in Laughlin, Nevada, approximately 90 miles south of Las Vegas, is located on approximately 13 acres with 600 feet of Colorado River frontage near the center of Laughlin's tourist strip. The Golden Nugget-Laughlin features a 32,000-square foot casino, 300 hotel rooms (including four suites), three restaurants, three bars, an entertainment lounge, a deli, an ice cream parlor and sweets shop and a gift and retail shop. Other facilities at the Golden Nugget-Laughlin include a swimming pool, a parking garage with space for approximately 1,585 vehicles and approximately four and one-half acres of surface parking for recreational vehicles. The Company also owns a 78-room motel in Bullhead City, Arizona, across the Colorado River from the Golden Nugget-Laughlin.

    As of October 1, 1996, the Golden Nugget-Laughlin's casino offered 24 table games (including blackjack, craps, roulette, let it ride, pai gow poker and Caribbean stud poker), keno, a race and sports book and approximately 1,185 slot machines or similar coin-operated devices.

MONTE CARLO (50%-OWNED)

    The Company is a 50% partner with Circus Circus Enterprises, Inc. ("Circus") in a joint venture that owns and operates Monte Carlo. The resort is situated on 46 acres adjacent to the Bellagio site. Monte Carlo has a palatial style reminiscent of the Belle Epoque, the French Victorian architecture of the late 19th century, and features a 90,000-square foot casino and 3,014 hotel rooms (including 256 suites). Other amenities at Monte Carlo include a 550-seat bingo parlor, three specialty restaurants, a buffet, a coffee shop, a food court, a microbrewery featuring live entertainment, extensive retail space, approximately 15,000 square feet of meeting and banquet space, a health spa, a beauty salon, a 1,200-seat theater featuring the world-renowned magician Lance Burton, a large pool area, lighted tennis courts, a multi-story parking garage with space for approximately 1,895 vehicles and surface parking for approximately 2,330 vehicles. Monte Carlo will be connected to Bellagio by a monorail.

CURRENT EXPANSION PROJECTS

    BELLAGIO

    The Company is constructing Bellagio on approximately 120 acres on the Las Vegas Strip between Flamingo Road and Tropicana Avenue. Bellagio is designed to be the Company's most ambitious and elegant destination resort and will include a 34-story hotel tower with approximately 3,000 lavishly appointed guest rooms (including 361 suites and villas) and a 152,000-square foot casino, overlooking a lake inspired by Lake Como in Northern Italy. Several times each day the lake's fountains will come alive in a choreographed ballet of water, music and lights. Bellagio will feature a wide variety of casual and gourmet restaurants in both indoor and outdoor settings, upscale retail boutiques and extensive meeting, convention and banquet space. Cirque du Soleil will perform an all-new production in a specially designed showroom. The resort will be lushly landscaped with classical gardens and European fountains and pools. Bellagio is currently expected to cost approximately $1.35 billion (including land and capitalized interest) and is scheduled to open in the summer of 1998.

    BEAU RIVAGE

    In July 1996, the Company began construction of Beau Rivage, a luxurious beachfront resort in Biloxi, Mississippi. Beau Rivage will be situated on a 21-acre site where Interstate 110 meets the Gulf Coast. The resort will feature a 75,000-square foot casino, 1,804 hotel rooms (including 87 suites), a variety of restaurants and retail outlets, a 1,200-seat showroom, approximately 32,000 square feet of meeting and banquet space, a health spa, a beauty salon, a swimming pool and a multi-story parking garage. Beau Rivage is scheduled for completion in the first quarter of 1998 at a total cost, including land and capitalized interest, of approximately $500 million.

    As with any major construction project, the Bellagio and Beau Rivage projects involve many risks, including shortages of materials and labor, work stoppages, labor disputes, weather interference, unforeseen engineering, environmental or geological problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities could increase the cost or delay the construction or opening of the facilities or otherwise affect their design and features. It is possible that the existing budget and construction plans for either project may be changed for competitive or other reasons. Accordingly, there can be no assurance that either project will be completed within the time periods or budgets which are currently contemplated.

FUTURE EXPANSION

    ATLANTIC CITY

    The Company and the City of Atlantic City have entered into a redevelopment agreement providing for the City to convey 150 acres located in the Marina area of Atlantic City to the Company in exchange for the Company agreeing to develop a casino-based destination resort on the site and undertaking certain other obligations, including remediation of environmental contamination and the relocation of City-owned facilities currently located on the site. Closing under the redevelopment agreement requires the satisfaction of a number of conditions, including the receipt by the Company of all requisite licenses, permits, allocations and authorizations, resolution of real estate title issues and the execution by the Company and the New Jersey Department of Transportation of a definitive agreement with respect to the construction and financing of certain major roadway improvements designed to improve access to the Marina area. Accordingly, there can be no assurance as to whether or when the Company will proceed with the project.

    As currently proposed, the project, if developed, would include the Company's construction of a wholly owned luxury hotel-casino resort featuring approximately 2,000 guest rooms, a 115,000-square foot casino, a variety of restaurants, a large entertainment and retail concourse and other amenities. Although such resort has not yet been designed, the Company estimates that it will cost between $700 million and $1 billion and require 24 to 30 months to complete. The Company does not expect to commence construction prior to late 1997. The Company, which intends to act as master developer of the entire site, has entered into separate agreements with Boyd Gaming Corporation ("BGC") and Circus pursuant to which the Company and BGC will, through a joint venture, construct a hotel-casino resort containing a minimum of 1,000 guest rooms on a portion of the site and Circus will acquire a portion of the site from the Company and construct an additional 2,000-room hotel-casino resort, each in an architectural format that conforms to an agreed-to master plan. Development of the projects by the joint venture and Circus is also contingent upon the satisfaction of the conditions to the Company's obligation to develop its wholly owned resort.

    OTHER

    The Company regularly evaluates and pursues potential expansion and acquisition opportunities in both the domestic and international markets. Such opportunities may include the ownership, management and operation of gaming and other entertainment facilities in states other than Nevada or outside of the United States, either alone or with joint venture partners. Development and operation of any gaming facility in a new jurisdiction are subject to numerous contingencies, several of which are outside of the Company's control and may include the enactment of appropriate gaming legislation, the issuance of requisite permits, licenses and approvals, the availability of appropriate financing and the satisfaction of other conditions. There can be no assurance that the Company will elect or be able to consummate any such acquisition or expansion opportunity. In the past year, the Company has reduced its expansion efforts in emerging gaming jurisdictions in order to concentrate on the design and development of Bellagio and Beau Rivage and its potential project in Atlantic City.

    The following table sets forth certain data, as of October 1, 1996, regarding the Company's major resorts and certain estimates regarding the Company's two projects under construction.

                                      BELLAGIO (A)     BEAU RIVAGE (A)    THE MIRAGE    TREASURE ISLAND   GOLDEN NUGGET
                                     ---------------  -----------------  -------------  ---------------  ---------------
Project cost.......................    $1.35 billion    $ 500 million    $ 815 million(c)  $ 470 million       (d)
Opening date.......................      Summer 1998       Spring 1998       Nov. 1989       Oct. 1993        Aug. 1946
Total building square footage......        4,631,000         2,025,000       3,072,000       2,374,000        1,465,000
Casino
  Square footage (including
    corridors).....................          152,000            75,000          95,900          82,000           38,000
  Number of tables.................              138                79             119              82               64
  Number of slots..................            2,476             2,100           2,245           2,145            1,295
Hotel
  Number of rooms (including suites
    and villas)....................            3,000             1,804           3,044           2,900            1,907
  Square footage of interior
    meeting space..................           94,100            31,700          71,000          16,000           24,000
Food
  Number of outlets................               14                11              11               9                6
  Number of seats..................            2,815             1,440           2,255           1,708            1,066
Retail
  Square footage...................           85,700            12,800          24,815          11,929            4,350
Entertainment
  Number of seats..................            1,780             1,200           1,503           1,525              410

                                     MONTE CARLO (B)
                                     ---------------
Project cost.......................  $  350 million
Opening date.......................       June 1996
Total building square footage......       2,520,000
Casino
  Square footage (including
    corridors).....................          90,000
  Number of tables.................              95
  Number of slots..................           2,225
Hotel
  Number of rooms (including suites
    and villas)....................           3,014
  Square footage of interior
    meeting space..................          15,000
Food
  Number of outlets................               7
  Number of seats..................           2,120
Retail
  Square footage...................          11,300
Entertainment
  Number of seats..................           1,200

------------------------------

(a) Estimates regarding Bellagio and Beau Rivage are subject to change.

(b) Monte Carlo is 50%-owned by the Company.

(c) Includes capital improvements subsequent to opening.

(d) Not meaningful for comparative purposes.

                               GAMING REGULATION

    The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The States of Nevada, where the Company's licensed gaming operations are currently conducted, and Mississippi, where the Company and its subsidiary which is constructing and will operate Beau Rivage are licensed, and other states, where the Company may conduct gaming operations in the future (including New Jersey), as well as the applicable local authorities in such states, require various licenses, findings of suitability, registrations, permits and approvals (individually, a "Gaming License" and collectively, "Gaming Licenses") to be held by the Company and its subsidiaries and joint ventures that are engaged in gaming operations. The Nevada Gaming Commission, as well as the Mississippi Gaming Commission and the New Jersey Casino Control Commission (individually, a "Gaming Authority" and collectively, the "Gaming Authorities"), may, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interest of any of the Company's licensed Nevada or Mississippi operations or any operations subsequently conducted in New Jersey, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of the Company's Gaming Licenses or levy on the Company of substantial fines or forfeiture of assets could have a material adverse effect on the business of the Company.

    To date, the Company has obtained all Gaming Licenses necessary for the operation of its existing gaming activities. However, Gaming Licenses and related approvals are deemed to be privileges under Nevada and Mississippi as well as New Jersey law, and no assurance can be given that any new Gaming License that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

    The Nevada Gaming Commission may, in its discretion, require the holder or beneficial owner of any debt security issued by the Company to file applications, be investigated and be found suitable to own such debt security if the Nevada Gaming Commission has reason to believe that such holder's or beneficial owner's acquisition of such debt security would be inconsistent with the declared policy of the State of Nevada. If the Nevada Gaming Commission determines that a person is unsuitable to own such debt security, then pursuant to the Nevada Gaming Control Act, the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange or similar transaction. The Mississippi Gaming Commission has similar jurisdiction over the holders and beneficial owners of debt securities issued by the Company and may also require their investigation and approval, and the New Jersey Casino Control Commission will have such jurisdiction and authority if the Company is subsequently licensed to conduct gaming operations in that state.

    Under Nevada and Mississippi law, the Company may not make a public offering of its securities without prior approval of the applicable Gaming Authorities if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes or for similar transactions. On May 23, 1996, the Nevada Gaming Commission granted the Company prior approval to make public offerings for a period of one year, subject to certain conditions (the "Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board and must be renewed annually. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The public offering of the Notes will be made pursuant to the Shelf Approval. The

Company received a similar one-year waiver of approval requirements from the Mississippi Gaming Commission on June 20, 1996.

    Consistent with the foregoing, the Indenture governing the Notes will provide that each holder and beneficial owner thereof, by accepting any of the Notes, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner must be licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner shall apply for a license, qualification or finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is not found suitable (in each case, a "failure of compliance"), the Company shall have the right, at its option, (i) to require such person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such Gaming Authority or (ii) to redeem such Notes at a redemption price equal to the lesser of (A) such person's cost or (B) 100% of the principal amount thereof, plus, in either case, accrued and unpaid interest to the earlier of the redemption date or the date of the failure of compliance, which may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority. The Company shall notify the Trustee under the Indenture of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or finding of suitability.

    For additional information regarding the regulation of the Company's gaming operations, see the discussion under the caption "Regulation and Licensing" in
Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in the accompanying Prospectus.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Notes, estimated at $247.5 million, are expected to be used to repay borrowings under the Company's revolving bank credit facility and for other general corporate purposes, which may include the development and construction of Bellagio and Beau Rivage as well as any new hotel, casino and resort facilities developed in Atlantic City. As of September 30, 1996, the Company had outstanding indebtedness under its revolving bank credit facility of $113.0 million, bearing interest at a weighted average rate of approximately 5.76% per annum. The amounts outstanding under the revolving bank credit facility are short-term with various maturities.

    Pending utilization of the net proceeds as set forth above, such proceeds may be invested in government securities, short-term commercial paper or repurchase agreements, certificates of deposit, corporate obligations or other marketable securities.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at June 30, 1996, and as adjusted at such date to give effect to the sale of the Notes offered hereby. See "Use of Proceeds."

                                                                                            AT JUNE 30, 1996
                                                                                      ----------------------------
                                                                                         ACTUAL       AS ADJUSTED
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
Long-Term Debt (excluding current maturities)
  Collateralized
    Zero Coupon First Mortgage Notes Due March 15, 1998 (a).........................  $     110,537  $     110,537
    Notes with interest rates of 7% and 8.689%, maturing in 1999 and 2003...........            852            852
                                                                                      -------------  -------------
      Total collateralized..........................................................        111,389        111,389
                                                                                      -------------  -------------
  Uncollateralized
    9 1/4% Senior Subordinated Notes Due March 15, 2003.............................        100,000        100,000
    Revolving bank credit facility, maturing in May 1999 (b)........................             --             --
    7.25% Senior Notes Due October 15, 2006 (c).....................................             --        249,673
    Notes with interest rates of 9% and 12%, maturing in 2001 and 2007..............          1,087          1,087
                                                                                      -------------  -------------
      Total uncollateralized........................................................        101,087        350,760
                                                                                      -------------  -------------
        Total long-term debt........................................................        212,476        462,149
                                                                                      -------------  -------------
Stockholders' Equity
  Common stock, par value $0.004: authorized 1,125,000,000 shares;
    issued 235,147,650 shares; outstanding 184,626,564 shares (d)...................            940            940
  Additional paid-in capital........................................................        721,733        721,733
  Retained earnings.................................................................        755,356        755,356
  Treasury stock, at cost: 50,521,086 shares (d)....................................       (148,947)      (148,947)
                                                                                      -------------  -------------
        Total stockholders' equity..................................................      1,329,082      1,329,082
                                                                                      -------------  -------------
            Total capitalization....................................................  $   1,541,558  $   1,791,231
                                                                                      -------------  -------------
                                                                                      -------------  -------------

------------------------

(a) Net of unamortized original issue discount of approximately $22.5 million.

(b) The revolving bank credit facility permits outstanding borrowings by the Company of up to $1.0 billion. Borrowings outstanding under such facility at September 30, 1996 totaled $113.0 million. See "Use of Proceeds."

(c) Net of original issue discount of $327,500.

(d) Does not give effect to the repurchase of 2,993,400 shares of the Company's common stock in July and August 1996 pursuant to its existing share repurchase program.

                            SELECTED FINANCIAL DATA

    The selected consolidated financial information of the Company presented in the table below for each of the five years ended December 31, and the balance sheet data as of the end of each year has been derived from audited consolidated financial statements included in the documents incorporated by reference in the accompanying Prospectus. The selected consolidated financial information of the Company presented in the table below as of and for the six months ended June 30, 1996 and 1995 is unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods have been included. The results of operations for the six months ended June 30, 1996 may not be indicative of results of operations to be expected for the full year. The table should be read in conjunction with the consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Condensed Consolidated Financial Statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 incorporated by reference in the accompanying Prospectus.

                                                                                                    SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                           JUNE 30,
                                     ----------------------------------------------------------  ----------------------
                                        1991        1992      1993 (A)      1994        1995        1995        1996
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
OPERATING RESULTS
  Gross revenues...................  $  901,639  $  920,576  $1,053,413  $1,370,941  $1,453,716  $  710,112  $  751,851
  Promotional allowances...........     (78,782)    (87,552)   (100,111)   (116,764)   (122,972)    (58,044)    (64,991)
  Net revenues.....................     822,857     833,024     953,302   1,254,177   1,330,744     652,068     686,860
  Operating income.................     163,488     125,775     131,728     237,839     284,087     135,874     157,442
  Income before extraordinary item
    and cumulative effect of change
    in accounting principle (b)....      44,538      36,945      48,069     124,739     169,948      80,279     105,186
  Net income.......................      46,767      28,419      29,232     114,324     163,163      73,494     105,186
  Income per share before
    extraordinary item and
    cumulative effect of change in
    accounting principle (b).......  $     0.40  $     0.26  $     0.29  $     0.66  $     0.88  $     0.42  $     0.54
  Net income per share.............  $     0.42  $     0.20  $     0.18  $     0.60  $     0.85  $     0.38  $     0.54

OTHER DATA
  Interest expense.................  $  113,712  $   99,246  $   63,465  $   44,215  $   23,183  $   13,565  $    3,292
  Cash provided by operating
    activities.....................     154,966      84,565     180,825     286,761     325,286     147,538     126,548
  Capital expenditures.............      66,051     220,844     432,388      69,111     179,385      60,538     113,607
  Ratio of earnings to fixed
    charges (c)....................         1.6         1.4         1.5         4.5         8.2         7.4         9.8
BALANCE SHEET DATA AT PERIOD-END
  Total assets.....................  $1,327,015  $1,594,921  $1,705,258  $1,641,439  $1,791,713  $1,673,864  $1,841,319
  Long-term debt...................     797,759     831,179     535,025     359,584     248,548     298,344     212,476
  Stockholders' equity.............     300,593     553,611     910,864   1,030,922   1,209,343   1,109,081   1,329,082
  Shares outstanding...............     109,857     149,199     181,213     181,991     183,341     182,289     184,627

------------------------------

(a) Treasure Island opened on October 26, 1993.

(b) Before extraordinary gains and losses on early retirements of debt and a one-time credit of $3,632 in 1992 for the cumulative effect of a change in method of accounting for income taxes.

(c) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before fixed charges, income taxes, extraordinary items and the cumulative effect of a change in accounting principle, adjusted to exclude capitalized interest and equity in undistributed earnings and losses of less-than-50%-owned ventures. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50%-owned ventures and the estimated interest component of rental expense.

                            RECENT OPERATING RESULTS

    The Company reported 1996 third quarter net income of $48.7 million, or $0.25 per share, an 8% increase over the $45.2 million, or $0.23 per share, reported in the third quarter of 1995. This was the Company's eleventh consecutive quarter in which earnings per share exceeded the prior-year results. Revenues, net of promotional allowances, totaled $338.6 million, an increase of $3.4 million over the $335.2 million reported in the 1995 third quarter. Operating income grew by 4% to $76.0 million, versus $73.1 million in the prior-year quarter.

    Monte Carlo's first full quarter of operations produced operating income of $18.6 million on net revenues of $67.5 million. Net of the unconsolidated subsidiary's interest expense, the facility contributed $7.2 million to the Company's pretax income. Monte Carlo operated at over 98% occupancy in the quarter, with an average standard room rate of nearly $70.

    Net non-casino revenues at The Mirage rose 10% over the prior-year quarter. Casino revenues excluding baccarat were approximately flat, but the level of baccarat activity declined from the prior-year quarter. As a result, operating income at The Mirage declined by 14% in the quarter. For the nine-month period, the property's operating income increased 2% over the prior-year corresponding period.

    Net revenues at Treasure Island increased 4% over the prior-year quarter despite the new competition from Monte Carlo and Stratosphere. Operating income increased by 9% over the prior-year quarter. Treasure Island has achieved increases in revenues and operating income in each of the seven quarters where year-to-year comparisons are possible. For the nine-month period, Treasure Island's operating income increased 10% over the 1995 nine-month period.

    The Golden Nugget also had a strong quarter, achieving an 11% increase in operating income on a 4% increase in net revenues, as compared to the prior-year quarter. This continues the strong results that the property has shown since the December 1995 opening of the Fremont Street Experience. For the nine-month period, the Golden Nugget's operating income increased 38% over the prior-year period.

    The Company-wide table games win percentage was 19.2% in the third quarter, versus 20.3% in the prior-year quarter. By comparison, for the full years 1994 and 1995, the Company-wide win percentage was 18.8% and 20.2%, respectively.

    The Company's occupancy and average room rates reflect the continued underlying strength of the Las Vegas market. Company-wide occupancy of standard guest rooms increased to 99.2% for the third quarter, versus 98.8% for the prior-year quarter. Meanwhile, the Company's average standard room rate increased by 7%.

    Corporate expense declined 14% from the prior-year quarter, as management's focus has shifted from potential legalization efforts to actual projects under construction.

    Interest expense declined $4.3 million, or 80%, from the prior-year quarter as the Company's construction-in-progress has increased, resulting in greater capitalization of interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

RESULTS OF OPERATIONS

    The following table sets forth certain financial information for the six months ended June 30, 1995 and June 30, 1996 for each of the Company's properties.

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                                --------------------   % INCREASE
                                                                                  1995       1996      (DECREASE)
                                                                                ---------  ---------  ------------
                                                                                (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                   SHARE AND ROOM RATE AMOUNTS)
Gross revenues
  The Mirage..................................................................  $ 382,105  $ 405,619         6.2 %
  Treasure Island.............................................................    194,925    205,388         5.4 %
  Golden Nugget...............................................................    100,113    114,309        14.2 %
  Golden Nugget-Laughlin......................................................     32,969     31,703        (3.8)%
                                                                                ---------  ---------  ------------
                                                                                  710,112    757,019         6.6 %
  Equity in loss of Monte Carlo...............................................         --     (5,168)       --
                                                                                ---------  ---------  ------------
                                                                                $ 710,112  $ 751,851         5.9  %
                                                                                ---------  ---------  ------------
Net revenues
  The Mirage..................................................................  $ 349,448  $ 368,682         5.5  %
  Treasure Island.............................................................    181,421    190,161         4.8  %
  Golden Nugget...............................................................     91,308    104,646        14.6  %
  Golden Nugget-Laughlin......................................................     29,891     28,539        (4.5  )%
                                                                                ---------  ---------  ------------
                                                                                  652,068    692,028         6.1  %
  Equity in loss of Monte Carlo...............................................         --     (5,168)         --
                                                                                ---------  ---------  ------------
                                                                                $ 652,068  $ 686,860         5.3  %
                                                                                ---------  ---------  ------------
Operating profit
  The Mirage..................................................................  $  87,994  $  98,254        11.7  %
  Treasure Island.............................................................     43,970     48,394        10.1  %
  Golden Nugget...............................................................     16,978     25,561        50.6  %
  Golden Nugget-Laughlin......................................................      4,847      4,179       (13.8  )%
                                                                                ---------  ---------  ------------
                                                                                  153,789    176,388        14.7  %
Equity in loss of Monte Carlo.................................................         --     (5,168)         --
Corporate expense.............................................................    (17,915)   (13,778)      (23.1  )%
                                                                                ---------  ---------  ------------
                                                                                $ 135,874  $ 157,442        15.9  %
                                                                                ---------  ---------  ------------
Operating margin (OPERATING PROFIT/NET REVENUES)
  The Mirage..................................................................      25.2%      26.7%         1.5  pts
  Treasure Island.............................................................      24.2%      25.4%         1.2  pts
  Golden Nugget...............................................................      18.6%      24.4%         5.8  pts
  Golden Nugget-Laughlin......................................................      16.2%      14.6%        (1.6  )pts
  Company-wide (BEFORE MONTE CARLO AND CORPORATE EXPENSE).....................      23.6%      25.5%         1.9  pts
                                                                                ---------  ---------  ------------
Income before extraordinary item..............................................  $  80,279  $ 105,186        31.0  %
Net income....................................................................  $  73,494  $ 105,186        43.1  %
                                                                                ---------  ---------  ------------
Income per share before extraordinary item....................................  $    0.42  $    0.54        28.6  %
Net income per share..........................................................  $    0.38  $    0.54        42.1  %
Other information (EXCLUDING MONTE CARLO)
  Company-wide table games win percentage.....................................      20.2%      19.0%        (1.2  )pts
  Company-wide occupancy of standard guest rooms..............................      98.6%      99.5%         0.9  pts
  Average standard guest room rate (a)........................................  $      79  $      92        16.5  %
                                                                                ---------  ---------  ------------

------------------------------

(a) Excludes the Golden Nugget-Laughlin and rooms provided on a complimentary basis.

    The first half of 1996 set new records for the Company. Revenues, operating income and income before non-recurring items were all records for the first six months of any year in the Company's history, surpassing previous records set in the first six months of 1995. Operating profit before Monte Carlo and corporate expense grew by $22.6 million, or 15%, and earnings per share of $0.54 represents a 29% increase over the $0.42 before extraordinary item in the 1995 six-month period.

    Operating results at the Company's Las Vegas resorts were up strongly over the 1995 period. The Mirage overcame a decline in the table games win percentage to achieve increases of 6% in net revenues and 12% in operating income. The Mirage's room enhancement program, which was completed in August 1995, yielded strong returns throughout the first half of 1996. With 14% more available room nights and a 16% increase in the average standard room rate, net room revenues grew by $12.2 million, or 26%. Food and beverage, entertainment and retail revenues also experienced solid increases. In total, net non-casino revenues were up $20.1 million, or 15%, over the 1995 six-month period.

    Slot revenues at The Mirage increased by 6% and table games activity grew by 5%. The improvement in table games activity, however, was offset by the lower win percentage, resulting in a small decline in total casino revenues.

    Treasure Island achieved a 5% increase in net revenues and a 10% increase in operating income during the first half of 1996. These increases primarily reflect an $8.1 million, or 8%, improvement in net non-casino revenues. Casino revenues were relatively flat compared with the 1995 period. Net non-casino revenues showed improvement in virtually every category. In particular, room revenues grew by $5.1 million, or 13%, and entertainment revenues were up $1.3 million, or 7%. The growth in room revenues principally reflects an increase in the average standard room rate. Increases in both occupancy and the average ticket price for the Mystere show primarily account for the increase in entertainment revenues.

    The Fremont Street Experience, which opened in December 1995, had a significant positive impact on the Golden Nugget's operating results throughout the first half of 1996. Net revenues grew by 15% and operating income was up 51%. The growth in revenues reflects increases of $7.7 million, or 13%, in casino revenues and $5.6 million, or 17%, in net non-casino revenues. Slot revenues were up 12%. Table games benefited from an increase in activity and a more favorable win percentage, resulting in a 15% increase in revenues.

    Net room revenues at the Golden Nugget grew by $3.7 million, or 22%, attributable to increases in both occupancy and the average room rate. Occupancy of available standard guest rooms was 98.9%, versus 96.6% in the 1995 six-month period. Food and beverage revenues increased $1.7 million, or 16%, accounting for most of the remaining increase in net non-casino revenues.

    Weak market conditions hampered operating results at the Golden Nugget-Laughlin during the first half of 1996. A $1.1 million decrease in slot revenues led to a 5% decline in total net revenues and a 14% reduction in operating income.

    Monte Carlo, the Company's joint venture hotel-casino with Circus, opened June 21, 1996 on the Las Vegas Strip. For the 10-day period of operations in June, this new mid-priced resort reported $9.0 million in total revenues and $1.2 million in operating profit before the write-off of preopening costs. These results were achieved despite what management believes is a lower than normal table games win percentage and notwithstanding the inefficiencies inherent in any new property's first few weeks of operation. Net of the write-off of all $11.2 million in preopening costs, Monte Carlo had a $10.3 million net loss for the period.

    Because Monte Carlo is a 50% owned venture, its operating results are not consolidated with the Company's. Instead, the Company's $5.2 million share of Monte Carlo's net loss for the 10-day period is included in the Company's gross revenues.

OTHER FACTORS AFFECTING EARNINGS

    Corporate expense declined by 23%, as management concentrated on developing resorts in existing gaming jurisdictions rather than pursuing opportunities in potential new jurisdictions.

    Interest and other income during the 1996 and 1995 periods include gains of $4.5 million and $2.5 million, respectively, from the sale of investment securities. At June 30, 1996, there were no securities remaining in the Company's investment portfolio.

    Interest expense declined by $10.3 million, or 76%, due to a continued reduction in debt levels coupled with an increase in capitalized interest, as greater amounts are being invested in new projects.

    In February 1996, the Company sold its 50% equity interest in a small casino located near Iguazu Falls, Argentina. The casino opened in July 1994 with a total investment by the Company of $4.0 million. Although the casino was quite profitable, contributing $1.4 million (on a pretax basis) to the Company's 1995 annual operating results, management determined that the facility was not capable of being expanded into a resort of meaningful size to the Company. Consequently, the Company's interest was sold for $12.5 million in cash, resulting in a pretax gain of $8.0 million.

    In March 1995, the Company called for redemption the remaining $126.0 million principal amount of the 9 7/8% first mortgage notes associated with The Mirage and Treasure Island. Although this early retirement was financially advantageous to the Company, the call premium and the write-off of the related unamortized debt issuance costs resulted in an extraordinary charge of $6.8 million ($0.04 per share) during the 1995 six-month period.

REGULATION AND TAXES

    The Company is subject to extensive regulation by the Nevada gaming authorities and will be subject to regulation, which may or may not be similar to that in Nevada, by the appropriate authorities in Mississippi, New Jersey and any other jurisdiction in which it may conduct gaming activities in the future. Changes in applicable laws or regulations could have a significant impact on the Company's operations. Recently, legislation was enacted which established a federal commission to study the gaming industry.

    The gaming industry represents a significant source of tax revenues, particularly to the State of Nevada and its counties and municipalities. From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of such law, affecting the gaming industry. Proposals in recent years that have not been enacted included a federal gaming tax and increases in state or local gaming taxes. Other issues under consideration by the Internal Revenue Service include limitations on the federal income tax deductibility of furnishing complimentary promotional items to customers, as well as various measures that would require withholding on amounts won by customers or on discounts negotiated with foreign customers on amounts owed to the Company.

    Management believes that the Company's recorded tax balances are adequate. However, it is not possible to determine with certainty the likelihood of possible changes in tax law or in the administration of such law. Such changes, if adopted, could have a material adverse effect on the Company's operating results.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

RESULTS OF OPERATIONS

    The Company achieved record operating results during 1995. Income before extraordinary and non-recurring items of $169.9 million ($0.88 per share) was 36% greater than the previous record of $124.7 million ($0.66 per share) achieved on the same basis in 1994. After deducting extraordinary charges on early retirements of debt, the Company had net income of $163.2 million ($0.85 per share) in 1995, versus $114.3 million ($0.60 per share) in the prior year.

    The Company's net revenues during 1995 increased $76.6 million, or 6%, reflecting substantial growth in both casino and non-casino revenues. The Company's casinos achieved a 15% increase in table games revenues attributable almost equally to a higher win percentage and a strong increase in the level of activity, particularly baccarat play. The Company-wide table games win percentage for the year was 20.2%, compared to 18.8% in 1994.

    Slot revenues increased 1% over 1994. However, the Company's other casino revenues declined due primarily to a lower sports book win percentage.

    The Company's 1995 non-casino revenues net of promotional allowances increased by $21.4 million, or 4%. A major contributor to this was a 23% increase in entertainment revenues. This growth partially reflects a 16% increase in the number of performances by Siegfried & Roy, whose performance schedule was curtailed during 1994 due to knee surgery required by one of the principal performers. Furthermore, the Mystere production achieved higher occupancy and a higher average ticket price for the year. Both Siegfried & Roy and Mystere played to average occupancy of nearly 100% during 1995. The increase in ticket prices and showroom occupancy resulted in an improvement in gross margins and profitability.

    Company-wide net room revenues increased 5% for the year. This was particularly notable as the number of available room nights declined 4%, due to construction relating to the enhancement and refurbishment of many of the guest rooms at The Mirage and the Golden Nugget. Net revenues per available room night at the Company's four hotels increased 8% over 1994. Company-wide occupancy of standard guest rooms remained steady, at approximately 98%. The increase in average room rate helped the Company achieve an increase in the gross margin on room revenues.

    Treasure Island was the principal contributor to the substantial growth in the Company's operating results in 1994. This exciting pirate-themed facility opened on October 26, 1993, and contributed net revenues and operating income of $343.0 million and $69.7 million, respectively, during its first full year of operation. Treasure Island's 1994 net revenues consisted of casino revenues of $152.5 million and non-casino revenues of $190.5 million.

    During its 66 days of operations in 1993, Treasure Island contributed net revenues of $59.0 million and operating income (before preopening and related promotional expense) of $8.5 million. Net revenues included casino revenues of $30.6 million and non-casino revenues of $28.4 million.

    The combined net revenues and operating income of The Mirage and the Company's two Golden Nugget properties increased 2% and 11%, respectively, during 1994. Combined casino revenues of the three properties increased $19.4 million, or 3%, primarily resulting from a 5% improvement in table games activity at The Mirage. Combined slot revenue of the three properties was up $9.2 million, or 4%. Management attributes the improvement in part to the mid-1994 completion of a program to install new upgraded slot machines at the three facilities.

    Net non-casino revenues, excluding Treasure Island, were relatively unchanged in 1994. This result was achieved despite approximately 16% fewer performances by Siegfried & Roy and the November 1993 conclusion of Cirque du Soleil's engagement at The Mirage.

OTHER FACTORS AFFECTING EARNINGS

    General and administrative expense in 1994 includes abandonment charges totaling $12.4 million, principally reflecting an $11.0 million charge associated with the room enhancement program at The Mirage. Various smaller projects resulted in similar charges of $3.6 million in 1995 and $0.5 million in 1993. The Company's depreciation and amortization expense during 1995 declined 8%, principally due to certain equipment at The Mirage having five-year depreciable lives becoming fully depreciated near the end of 1994.

    Corporate expense was essentially flat in 1995, after having increased 19% from 1993 to 1994. The 1994 increase was primarily due to additional costs associated with the Company's evaluation and pursuit of opportunities in new gaming jurisdictions. Such activities diminished during 1995, but were offset by general growth of the Company and various other factors.

    The Company's policy is to expense as incurred all costs (except for land acquisition costs) associated with potential new ventures until the likelihood of construction is relatively certain. At December 31, 1995, capitalized preopening costs relating to the Bellagio and the Beau Rivage projects totaled $1.7 million.

    Preopening and related promotional expense in 1993 represents the write-off of the costs associated with the development and opening of Treasure Island.

    Reflecting management's continuing efforts to reduce the Company's overall cost of capital, interest cost declined by $36.5 million, or 41%, from 1993 to 1994, and further declined by $19.2 million, or 37%, in 1995. Total debt at December 31, 1995 was $249.1 million, versus $363.6 million and $566.6 million at year-end 1994 and 1993, respectively. Interest capitalized declined from $25.1 million in 1993 to $7.8 million in 1994 as a result of the October 1993 completion of Treasure Island. Continuing development of Bellagio was the primary reason for the small increase in interest capitalized to $9.6 million during 1995.

    Non-operating items include the Company's former 50% joint venture interest in the operations of Casino Iguazu. The facility, located near Iguazu Falls, Argentina, opened in July 1994. The Company recognized income of $1.4 million attributable to its share of the earnings of Casino Iguazu during 1995, versus a $1.0 million loss in 1994. Such loss was principally attributable to the Company's proportionate share of the facility's preopening costs.

    During all three years, the Company retired some of its more expensive debt prior to its scheduled maturities. Although these retirements were financially advantageous to the Company, the call premiums and the write-off of the related unamortized debt issuance costs results in extraordinary charges.

FINANCIAL POSITION AND CAPITAL RESOURCES

    At September 30, 1996, the Company had net working capital of $54.3 million and borrowings under the $1 billion revolving bank credit facility totaled $113.0 million. Management believes that operating cash flow and remaining amounts available under the revolving bank credit facility will provide the Company with sufficient resources to meet its existing debt obligations and capital expenditure requirements, including those relating to the development of Bellagio and Beau Rivage (see "The Company--Current Expansion Projects"). Should the Company proceed with the projects contemplated in Atlantic City (see "The Company--Future Expansion") or undertake significant share repurchases, additional financing would likely be required. It is anticipated that such financing would be available through an increase in the borrowing capacity under the revolving bank credit facility or the issuance of additional debt or equity securities.

                              DESCRIPTION OF NOTES

    The following information concerning the 7.25% Notes Due October 15, 2006 (the "Notes") offered hereby supplements and should be read in conjunction with the statements in the accompanying Prospectus under the caption "Description of Debt Securities." Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus.

GENERAL

    The Notes will be issued as Debt Securities under an Indenture to be dated as of October 15, 1996 (the "Base Indenture"), and a Supplemental Indenture thereto to be dated as of October 15, 1996 (the "Supplemental Indenture," and together with the Base Indenture, the "Indenture"), each between the Company and Firstar Bank of Minnesota, N.A. (the "Trustee"). Provisions of the Base Indenture are more fully described in the accompanying Prospectus. The Notes will be issued as unsecured obligations of the Company in an aggregate principal amount of $250,000,000 and will mature on October 15, 2006. The Notes will bear interest from October 30, 1996, payable semiannually in arrears on each April 15 and

October 15, commencing April 15, 1997, at the rate set forth on the cover page of this Prospectus Supplement, to the persons in whose names the Notes are registered on the preceding April 1 and October 1, respectively. Payment of the principal of, and interest on, the Notes will not be guaranteed by any subsidiary of the Company. All of the Company's principal operations are conducted through subsidiaries. Most of such subsidiaries are obligors under the Company's revolving bank credit facility but will have no obligation with respect to the Notes.

RESTRICTIVE COVENANTS

    The Notes are entitled to the benefit of certain restrictive covenants described in the accompanying Prospectus under the heading "Description of Debt Securities--Covenants."

    In addition, the Notes are subject to the covenants described below.

    LIMITATION ON LIENS

    The Indenture will provide that the Company will not, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any Indebtedness of the Company or any subsidiary secured by a Lien upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any subsidiary which owns or leases a Principal Property and which are owned by the Company or any subsidiary (whether such Principal Property, shares or evidences of Indebtedness are now owned or are hereafter acquired by the Company), without making effective provision to secure all of the Notes then outstanding by such Lien, equally and ratably with (or prior to) any and all other Indebtedness thereby secured, so long as such Indebtedness shall be so secured.

    The foregoing restrictions shall not apply, however, to: (a) Liens existing on the date of original issuance of the Notes; (b) Liens affecting property of a corporation or other entity existing at the time it becomes a subsidiary of the Company or at the time it is merged into or consolidated with the Company or a subsidiary of the Company; (c) Liens on property existing at the time of acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof; (d) Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction; (e) Liens which secure Indebtedness owing by a subsidiary of the Company to the Company or to another subsidiary of the Company; (f) purchase money security Liens on personal property; (g) Liens to secure Indebtedness of joint ventures in which the Company or a subsidiary has an interest, to the extent such Liens are solely on property or assets of, or equity interests in, such joint ventures; (h) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and (i) any extension, renewal, replacement or refunding of any Lien referred to in the foregoing clauses (a) through (h), PROVIDED, however, that the aggregate principal amount of Indebtedness secured thereby and not otherwise authorized by the foregoing clauses shall not exceed the aggregate principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

    Notwithstanding the foregoing, the Company and its subsidiaries may create, incur, issue, assume or guarantee Indebtedness secured by Liens without equally and ratably securing the Notes then outstanding, PROVIDED, that at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all outstanding Indebtedness secured by Liens so incurred (other than those Liens permitted by the preceding paragraph), together with all outstanding Attributable Value of all sale and leaseback transactions permitted by the last paragraph under "Limitation on Sale and Leaseback Transactions," does not exceed 15% of the Consolidated Net Tangible Assets of the Company.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    Sale and leaseback transactions by the Company or any subsidiary involving any Principal Property are prohibited unless the Company or such subsidiary shall apply, or cause to be applied, to the retirement of its secured debt within 120 days after the effective date of the sale and leaseback transaction, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased. This restriction will not apply to a sale and leaseback transaction involving the taking back of a lease for a period of less than three years.

    Notwithstanding the restrictions described above, the Company or any subsidiary may enter into a sale and leaseback transaction, PROVIDED, that at the time of such transaction, after giving effect thereto, the Attributable Value thereof, together with all Indebtedness secured by Liens permitted pursuant to the Indenture as described above under "Limitation on Liens" (other than those Liens permitted by the second paragraph under "Limitation on Liens" above, and other than the Attributable Value of the sale and leaseback transactions permitted by the preceding paragraph) does not exceed 15% of Consolidated Net Tangible Assets of the Company.

OPTIONAL REDEMPTION

    The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

    Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the redemption date.

    The Notes will not be entitled to the benefit of a sinking fund.

SUCCESSOR CORPORATION AND ASSIGNMENT

    The Indenture will provide that the Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another person unless (i) the successor, if other than the Company, is a corporation organized under the laws of the United States or any state thereof or the District of Columbia, (ii) the successor, if other than the Company, assumes all obligations of the Company under the Notes and the Indenture, (iii) immediately after such transaction no Default or Event of Default exists under the Indenture and (iv) if, as a result of the transaction, property of the Company would become subject to a Lien that would not be permitted under the limitation on Liens described above under "Restrictive Covenants," the Company takes such steps as shall be necessary to secure the Notes equally and ratably with (or prior to) the Indebtedness secured by such Lien. Upon the occurrence of such a consolidation, merger or transfer in which there is a successor other than the Company, all such obligations of the Company will terminate.

EVENTS OF DEFAULT AND NOTICE THEREOF

    The term "Event of Default," when used in the Indenture with respect to the Notes, will mean any one of the following: (i) failure of the Company to pay (whether or not prohibited by applicable subordination provisions, if any), interest for 30 days on, or the principal when due of, any Notes; (ii) failure of the Company to comply with any of its other agreements or other covenants contained in the Notes or in such Indenture and applicable to the Notes, and continuance of such default for 30 days after notice (or in the case of certain defaults, without notice); (iii) failure to pay when due (after applicable grace periods as provided in any applicable instrument governing such Indebtedness) the principal of, or acceleration of, any Indebtedness for money borrowed by the Company having an aggregate principal amount outstanding equal to at least $25 million, if such Indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; (iv) entry of final judgments against the Company or any subsidiary or subsidiaries of the Company which remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds $25,000,000 and the judgments remain undischarged for 60 days after notice; (v) certain events of bankruptcy, insolvency or reorganization; and (vi) a revocation, suspension or involuntary loss of any Gaming License by the Company or a subsidiary of the Company (after the same shall have been obtained) which results in the cessation of operation of the business at a Principal Property for a period of more than 90 consecutive days.

    CERTAIN DEFINITIONS

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.15%.

    "Attributable Value" in respect of any sale and leaseback transaction means, as of the time of determination, the total obligation (discounted to present value at the rate of interest specified by the terms of the Notes compounded semiannually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such sale and leaseback transaction.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or
(B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Consolidated Net Tangible Assets" of the Company means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any Indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Principal Property" means any real property of the Company or any of its subsidiaries, and any equipment located at or comprising a part of any such real property, having a net book value, as of the date of determination, in excess of the greater of $25 million and 5% of Consolidated Net Tangible Assets of the Company.

    "Quotation Agent" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Reference Treasury Dealer" means each of Goldman, Sachs & Co. and CS First Boston Corporation and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

BOOK-ENTRY SYSTEM

    The Notes will be represented by Global Securities that will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

    DTC has advised the Company and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

    Unless and until they are exchanged in whole or in part for certificated Notes in definitive form, the Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    The Notes represented by the Global Securities will not be exchangeable for certificated Notes, PROVIDED that if DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Notes in definitive form in exchange for the Global Securities. In addition, the Company may at any time and in its sole discretion determine not to have Global Securities and, in such event, will issue individual Notes in definitive form in exchange for the Global Securities previously representing all such Notes. In either instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of Notes in definitive form equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

    Payments of principal of and interest on the Notes will be made by the Company through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Securities. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Securities, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Securities as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Securities will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and CS First Boston Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                              PRINCIPAL AMOUNT
                                UNDERWRITER                                       OF NOTES
----------------------------------------------------------------------------  ----------------
Goldman, Sachs & Co.........................................................  $     83,450,000
CS First Boston Corporation.................................................        83,425,000
BA Securities, Inc..........................................................        15,000,000
Bear, Stearns & Co. Inc.....................................................        15,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........................        15,000,000
Smith Barney Inc............................................................         8,125,000
ABN AMRO Securities (USA) Inc...............................................         5,000,000
BT Securities Corporation...................................................         5,000,000
CIBC Wood Gundy Securities Corp.............................................         5,000,000
Montgomery Securities.......................................................         5,000,000
Schroder Wertheim & Co. Incorporated........................................         5,000,000
Societe Generale Securities Corporation.....................................         5,000,000
                                                                              ----------------
  Total.....................................................................  $    250,000,000
                                                                              ----------------
                                                                              ----------------

    Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

    The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    The Notes are a new issue of securities with no established trading market. The Company has been advised by the Representatives that the Representatives intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates engage and may in the future engage in investment banking and commercial banking activities with the

Company and its subsidiaries. Each of ABN AMRO Securities (USA) Inc., BA Securities, Inc., BT Securities Corporation, CIBC Wood Gundy Securities Corp. and Societe Generale Securities Corporation is a lender or an affiliate of a lender to the Company under the Company's revolving bank credit facility. The Company intends to use a significant portion of the net proceeds from the sale of the Notes to repay outstanding amounts due under the revolving bank credit facility. See "Use of Proceeds." As a result, this offering of the Notes is being made pursuant to the provisions of Rule 2710(c)(8) of the Conduct Rules of The National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

    Certain legal matters in connection with this offering will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, and for the Underwriters by Latham & Watkins, Los Angeles, California. Certain legal matters with respect to Nevada law will be passed upon by Peter C. Walsh, Assistant General Counsel of the Company.

                    STATEMENT ON FORWARD-LOOKING INFORMATION

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Prospectus Supplement and included or incorporated by reference in the accompanying Prospectus contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made herein or therein. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions).

                                   PROSPECTUS

                                  $500,000,000
                          MIRAGE RESORTS, INCORPORATED
                                   SECURITIES
                                 --------------

    Mirage Resorts, Incorporated, a Nevada corporation (the "Company"), may offer from time to time (i) its debt securities (the "Debt Securities"), which may be any of senior secured Debt Securities, senior unsecured Debt Securities, senior subordinated Debt Securities or subordinated Debt Securities, in each case consisting of bonds, debentures, notes and/or other evidences of indebtedness, (ii) shares of its common stock, $.004 par value (the "Common Stock"), (iii) shares of its preferred stock, $.10 par value (the "Preferred Stock"), in one or more series, which may be issued in the form of depositary shares (the "Depositary Shares"), evidenced by depositary receipts (the "Depositary Receipts"), and (iv) warrants to purchase Debt Securities, or shares of Common Stock or Preferred Stock (the "Warrants"), in each case, as shall be designated by the Company at the time of the offering thereof. The Debt Securities, the Common Stock, the Preferred Stock, the Depositary Shares and the Warrants are collectively referred to in this Prospectus as the "Securities" and will have an aggregate initial offering price of up to $500,000,000, or the equivalent thereof in U.S. dollars if any Securities are denominated in a currency other than U.S. dollars or in currency units. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

    The form in which the Securities are to be issued, their specific title or designation, authorized denominations, aggregate principal amount or aggregate initial offering price, maturity, if any, rate or rates (which may be fixed or variable) (or the manner of calculation thereof) and times of payment of interest or dividends, if any, redemption, repayment, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, additional covenants, if any, and other specific terms will be set forth in a Prospectus Supplement (including any related terms sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

    The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "MIR." On July 12, 1996, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $23.625 per share.

    The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

 NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD,
   THE NEW JERSEY CASINO CONTROL COMMISSION NOR ANY OTHER GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR
          THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                              -------------------

                 The date of this Prospectus is July 12, 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                              -------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information regarding the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the Commission's public reference facilities in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.
                              -------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company (File No. 1-6697) with the Commission under the Exchange Act are incorporated by reference in this Prospectus as of their respective dates: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (iii) the Company's Current Report on Form 8-K dated May 23, 1996; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on July 23, 1980, as amended by Amendment No. 4 thereto filed on June 19, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to the Company's stockholders or proxy statement which is not deemed to be filed under those provisions. Any statement contained in this Prospectus, or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently dated document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are also specifically incorporated by reference herein. Written or oral requests for such copies should be directed to the Company at 3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention:
General Counsel; telephone number (702) 791-7111.

                                  THE COMPANY

    The Company, through wholly owned subsidiaries, owns and operates (i) The Mirage, a hotel-casino and destination resort on the Las Vegas Strip, (ii) Treasure Island at The Mirage ("Treasure Island"), a hotel-casino resort adjacent to The Mirage, (iii) the Golden Nugget, a hotel-casino in downtown Las Vegas, and (iv) the Golden Nugget-Laughlin, a hotel-casino in Laughlin, Nevada. The Company, through a wholly owned subsidiary, also owns a 50% interest in a joint venture which owns and operates Monte Carlo, a mid-priced hotel-casino resort on the Las Vegas Strip which opened on June 21, 1996.

    The Company, through a wholly owned subsidiary, is constructing "Bellagio," a major new 3,000-guest room luxury hotel, casino and resort facility on approximately 120 acres adjacent to Monte Carlo, scheduled to open in the spring of 1998.

    The Company, through wholly owned subsidiaries, owns approximately 18 acres of land in Biloxi, Mississippi on which it is constructing a casino-based destination resort. The planned facility will be a luxurious resort featuring a waterfront casino, more than 1,800 hotel rooms, a variety of restaurants and other amenities. Construction is expected to be completed in early 1998 at a total cost, including land and capitalized interest, of approximately $500 million.

    The Company and the City of Atlantic City, New Jersey have entered into a redevelopment agreement providing for the City to convey 150 acres owned by the City, located in the Marina area of Atlantic City, to the Company in exchange for the Company agreeing to develop a casino-based destination resort on the site and undertaking certain other obligations, including remediation of environmental contamination and the relocation of City-owned facilities currently located on the site. Closing under the redevelopment agreement requires the satisfaction of a number of conditions, including the receipt by the Company of all requisite licenses, permits, allocations and authorizations, resolution of real estate title issues, the Company determining that the costs of environmental remediation are not unreasonable and the approval by the State of New Jersey of funding for certain major roadway improvements affecting the site. Accordingly, there can be no assurance as to whether or when the Company will proceed with the project. As currently proposed, the project, if developed, would include the Company's construction of a luxury hotel-casino featuring approximately 2,000 guest rooms, a 115,000-square foot casino, a variety of restaurants, a large entertainment and retail concourse and other amenities. The Company, which will act as master developer of the entire site, has entered into separate agreements with Boyd Gaming Corporation ("BGC") and Circus Circus Enterprises, Inc. ("Circus"), pursuant to which the Company and BGC will, through a joint venture, construct a hotel-casino resort containing a minimum of 1,000 guest rooms on a portion of the site and Circus will acquire a portion of the site from the Company and construct an additional 2,000-room hotel-casino resort in architectural formats that conform to an agreed-to master plan. Development of the projects by the joint venture and Circus are also contingent upon the satisfaction of the conditions to the Company's obligation to develop its wholly owned resort.

    The Company was incorporated in Nevada in 1949 as the successor to a partnership that began business in 1946. Its executive offices are located at 3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone (702) 791-7111.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Set forth in the table below are the ratios of earnings to fixed charges of the Company for the three months ended March 31, 1996 and each of the years in the five-year period ended December 31, 1995.

                                                                                               YEAR ENDED DECEMBER 31
                                                          THREE MONTHS ENDED     --------------------------------------------------
                                                            MARCH 31, 1996          1995         1994         1993         1992
                                                        -----------------------     -----        -----        -----        -----
Ratio of earnings to fixed charges (1)................              12.1                8.2          4.5          1.5          1.4


                                                           1991
                                                           -----
Ratio of earnings to fixed charges (1)................         1.6

------------------------

(1) For purposes of computing the ratios, "earnings" consist of income before fixed charges, income taxes, extraordinary items and the cumulative effect of a change in accounting principle, adjusted to exclude capitalized interest and equity in undistributed earnings and losses of less-than-50%- owned ventures, such as The Fremont Street Experience Limited Liability Company. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50%-owned ventures, such as the joint venture which owns Monte Carlo, and the estimated interest component of rental expense.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include financing the development and construction of new facilities (including Bellagio and the currently contemplated projects in Biloxi, Mississippi and Atlantic City, New Jersey), capital expenditures and working capital, to repay or repurchase outstanding indebtedness of the Company or its subsidiaries or for such other purposes as may be specified in an accompanying Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent to which such general provisions may apply to the Debt Securities will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may constitute either senior secured debt, senior unsecured debt, senior subordinated debt or subordinated debt, or any combination thereof, of the Company. One or more series of Debt Securities may be issued under a single indenture amended in the case of each subsequent series of Debt Securities by a supplemental indenture to include the additional terms applicable to such series, or alternatively, any series of Debt Securities may be issued under a separate indenture. Each indenture pursuant to which any Debt Securities are issued (hereinafter referred to as an "Indenture," and collectively with any other Indentures, as the "Indentures") will be entered into between the Company, as obligor, and an institution to be named in the applicable Prospectus Supplement, as trustee (the "Trustee").

    The terms of any series of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Holders of each series of the Debt Securities are referred to the Indenture for such series and the Trust Indenture Act for a statement of such terms. A copy of the form of Indenture for the Debt Securities, which may be amended or modified for any series of Debt Securities as described in an applicable Prospectus Supplement, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture for such Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Debt Securities and such Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus, and the Prospectus Supplement(s) and supplemental indenture(s) with respect thereto. Wherever particular provisions or defined terms of an Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    An Indenture will not limit the aggregate principal amount of Debt Securities which may be issued thereunder. Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series. As of the date of this Prospectus, the Company has authorized the issuance under the Indentures of Debt Securities, the aggregate initial offering price of which (represented by the aggregate principal amount of Debt Securities issued at their principal amount or the issue price of Debt Securities issued at an original issue discount) does not exceed $500 million. Each series of Debt Securities will be denominated in United States dollars unless otherwise provided in the Prospectus Supplement relating thereto. The Debt Securities will be issued in denominations of $1,000 and integral multiples thereof unless otherwise provided in the Prospectus Supplement relating thereto.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities, to the extent applicable to such Debt Securities: (i) the title of the Debt Securities and, if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Debt Securities shall be issuable; (ii) any limit on the aggregate principal amount of the Debt Securities and any provisions relating to the seniority or subordination of all or any portion of the indebtedness evidenced thereby to other indebtedness of the Company; (iii) the price or prices (expressed as a percentage of the respective aggregate principal amount thereof) at which the Debt Securities will be issued; (iv) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (v) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest (which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity), the date or dates from which such interest, if any, will accrue and the circumstances, if any, in which the Company may defer interest payments; (vi) the interest payment dates, if any, on which any interest on the Debt Securities will be payable, the record date for any interest payable on any Debt Securities and the person to whom interest shall be payable if other than the person in whose name the Debt Security is registered at the close of business on the record date for such interest; (vii) the place or places where principal of, premium, if any, and interest on the Debt Securities shall be payable; (viii) the terms applicable to any "original issue discount" (as defined in the Internal Revenue Code of 1986, as amended, and the regulations thereunder), including the rate or rates at which such original issue discount shall accrue; (ix) the right or obligation, if any, of the Company to redeem or purchase Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, or otherwise, the conditions, if any, giving rise to such right or obligation and the period or periods within which, and the price or prices at which and the terms and conditions upon which, Debt Securities shall be redeemed or purchased, in whole or in part, and any provisions for the marketing of such Debt Securities; (x) if the amount of payments of principal of, premium, if any, and interest, if any, on the Debt Securities is to be determined by reference to an index, formula or other method, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (xi) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration or acceleration of the stated maturity thereof pursuant to an Event of Default; (xii) whether the Debt Securities will be issued in certificated or book-entry form and, if applicable, the identity of the depositary for the Debt Securities; (xiii) any listing of the Debt Securities on a securities exchange; (xiv) any restrictive covenants included for the benefit of Holders of such Debt Securities; (xv) any additional events of default provided with respect to such Debt Securities; (xvi) the terms, if any, on which such Debt Securities will be convertible into or exchangeable for other debt or equity securities; (xvii) the collateral, if any, securing payments with respect to such Debt Securities and any provisions relating thereto; and (xviii) any other material terms of the Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    An Indenture will provide that each Holder, by accepting any of the Debt Securities subject thereto, shall be deemed to have agreed that if any Gaming Authority of any jurisdiction that holds regulatory, licensing or permit authority over the gaming or gaming-related activities of the Company or any of its subsidiaries or any joint venture or other entity in which the Company or any of its subsidiaries owns an interest requires that a person who is a Holder of Debt Securities or the beneficial owner of the Debt Securities of a Holder must be licensed, qualified or found suitable under applicable Gaming Laws, such Holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability, as the case may be, within the required time period. Such Indenture will further provide that if such person fails to apply or become licensed or qualified or is found unsuitable (in each case, a "failure of compliance"), the Company shall have the right, at its option, (i) to require such person to dispose of its Debt Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such Gaming Authority or (ii) to redeem within such 30-day or earlier period requested or prescribed by such Gaming Authority such Debt Securities at a redemption price equal to the lesser of (a) such person's cost or (b) 100% of the principal amount thereof, together, in either case, with accrued and unpaid interest to the earlier of the redemption date or the date of the failure of compliance, which may be less than 30 days following the notice of redemption if so requested or prescribed by such Gaming Authority. The Company shall notify the Trustee under such Indenture in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such Holder or owner may incur in connection with its application for a license, qualification or finding of suitability.

REGISTERED GLOBAL SECURITIES

    The registered Debt Securities of a series may be issued in the form of one or more registered Global Securities that will be deposited with and registered in the name of a depositary (each, a "Depositary") or its nominee identified in the applicable Prospectus Supplement. In such case, one or more registered Global Securities will be issued, each in a denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such registered Global Security. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a registered Global Security may not be transferred except as a whole by the Depositary for such registered Global Security to a nominee of such Depositary, or by such a nominee to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a registered Global Security will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a registered Global Security will be limited to persons that have accounts with the Depositary for such registered Global Security (collectively, the "participants") or persons holding interests through participants. Upon the issuance of a registered Global Security, the Depositary for such registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of certain states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered Global Securities.

    So long as the Depositary for a registered Global Security, or its nominee, is the registered owner of such registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such registered Global Security for all purposes under the Indenture applicable thereto. Except as set forth below, owners of beneficial interests in a registered Global Security will not be entitled to have the Debt Securities represented by such registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture applicable thereto. Accordingly, each person owning a beneficial interest in a registered Global Security must rely on the procedures of the Depositary for such registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the Indenture applicable to such registered Global Security. The Company understands that under existing industry practices, if the Company requests any action of holders, or if an owner of a beneficial interest in a registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal, premium, if any, and interest payments on Debt Securities represented by a registered Global Security registered in the name of a Depositary, or its nominee, will be made to such Depositary or its nominee, as the case may be, as the registered owner of such registered Global Security. None of the Company, the Trustee under the applicable Indenture or any other agent of the Company or agent of such Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for any Debt Securities represented by a registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary for any Debt Securities represented by a registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for each registered Global Security representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such registered Global Security.

COVENANTS

    PUT OPTION UPON CHANGE IN CONTROL

    If there is a Change in Control (the time of a Change in Control being referred to as the "Change in Control Date"), then the Company will (a) commence, within five business days following the Change in Control Date, an offer to repurchase (the "Repurchase Offer") all of the then outstanding Debt Securities at a price (the "Repurchase Price") of 101% of the principal amount, plus accrued interest to the Repurchase Date (as defined below) and (b) deposit with the Paying Agent an amount equal to the aggregate Repurchase Price for all Debt Securities then outstanding so as to be available for payment to holders of Debt Securities who elect to require the Company to repurchase all or a portion of their Debt Securities.

    An Indenture will require the Repurchase Offer to remain open from the time of mailing until 10 business days thereafter, unless a longer period is required by law or stock exchange rule or unless a majority of the Continuing Directors of the Company votes in favor of extending such period (the date on which the Repurchase Offer closes being the "Repurchase Date"). Under the tender offer rules currently in effect under the Exchange Act, the Repurchase Offer must remain open for at least 20 business days. The Company intends to comply with all applicable tender offer rules in connection with any Repurchase Offer.

    OTHER COVENANTS

    Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

CERTAIN DEFINITIONS

    "Capital Stock" of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all forms of partnership interests or other equity interests in a person, including but not limited to any type of preference stock which for other purposes may not be treated as equity.

    "Change in Control" means, as to any Indenture (i) the time the Company first determines that any person or group, within the meaning of Section 14(d)(2) of the Exchange Act (other than any person who was at the date of such Indenture an officer or director of the Company or a group consisting of persons who were at the date of such Indenture officers or directors of the Company) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the outstanding voting Capital Stock of the Company, unless a majority of the Continuing Directors approves the acquisition not later than 10 business days after the Company makes the determination, or (ii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "Continuing Directors" means, as to any Indenture and as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of that Board of Directors on the date of such Indenture, (ii) had been a member of that Board of Directors for the two years immediately preceding such date of determination or (iii) was nominated for election or elected to that Board of Directors with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of that Board at the time of such nomination or election or (y) at least three Continuing Directors.

    "Existing Properties" means The Mirage, Treasure Island, the Golden Nugget and the Golden Nugget-Laughlin.

    "Gaming Authority" means any Governmental Authority that holds regulatory, licensing or permit authority over any gaming or gaming related casino activities conducted or proposed to be conducted by the Company or any of its subsidiaries or any joint venture or other entity in which the Company or any of its subsidiaries owns an interest, including without limitation the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

    "Gaming License" means, as to any Indenture, every license, franchise or other authorization on the date of such Indenture or thereafter required to own, lease, operate or otherwise conduct gaming or gaming related activities at any property owned or operated by the Company or any of its subsidiaries or any joint venture or other entity in which the Company or any of its subsidiaries owns an interest.

    "Indebtedness" of any person means any indebtedness, contingent or otherwise, but exclusive of deferred taxes, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or reimbursement obligations with respect to letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest therein (including pursuant to capitalized leases), except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, the guaranty of any Indebtedness (other than the guaranty of completion of construction).

    "Paying Agent" means, with respect to any series of Debt Securities, an office or agency where Debt Securities of that series may be presented for payment.

    "Qualified Government Obligations" means, with respect to any Debt Securities, direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which such Debt Securities are denominated, and which are not subject to prepayment, redemption or call.

    "subsidiary" of any specified person means (i) a corporation, a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such person directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

    "Trustee" means, as to any Indenture, the person named therein as such until a successor replaces it in accordance with the applicable provisions of such Indenture and thereafter means (i) during any period when a successor Trustee is serving as Trustee with respect to all of the Debt Securities to which such Indenture relates, such successor Trustee, and (ii) during any period when a successor Trustee is serving as Trustee with respect to one or more (but not all) series of Debt Securities to which such Indenture relates, as to each series the successor serving as Trustee with respect thereto.

SUCCESSOR CORPORATION AND ASSIGNMENT

    An Indenture will provide that the Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another person unless (i) the successor, if other than the Company, is a corporation organized under the laws of the United States or any state thereof or the District of Columbia, (ii) the successor, if other than the Company, assumes all obligations of the Company under the Debt Securities to which such Indenture relates and such Indenture, and (iii) immediately after such transaction no Default or Event of Default exists under such Indenture. Upon the occurrence of such a consolidation, merger or transfer in which there is a successor other than the Company, all such obligations of the Company will terminate.

EVENTS OF DEFAULT AND NOTICE THEREOF

    Unless otherwise indicated in the applicable Prospectus Supplement, the term "Event of Default," when used in an Indenture with respect to any series of Debt Securities, will mean any one of the following: (i) failure of the Company to pay (whether or not prohibited by applicable subordination provisions, if any), interest for 30 days on, or the principal when due of, any Debt Securities of such series; (ii) failure of the Company to comply with any of its other agreements or other covenants contained in such series of Debt Securities or in such Indenture and applicable to such series of Debt Securities, and continuance of such default for 60 days after notice (or in the case of certain defaults, without notice); (iii) the occurrence of an event of default under any instrument evidencing Indebtedness of the Company or of any subsidiary of the Company (or the payment of which is guaranteed by the Company or any subsidiary of the Company), if (a) such event of default results from the failure to pay principal of or interest upon maturity on any such Indebtedness, (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon upon maturity, aggregates $50,000,000 or more and (c) the default continues for a period of 60 days after the receipt by the Company of notice of such event from the Trustee under such Indenture or the holders of 25% in principal amount of such series of Debt Securities then outstanding; (iv) entry of final judgments against the Company or any subsidiary or subsidiaries of the Company which remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds $50,000,000 and the judgments remain undischarged for 60 days after notice; (v) certain events of bankruptcy, insolvency or reorganization; and (vi) a revocation, suspension or involuntary loss of any Gaming License by the Company or a subsidiary of the Company (after the same shall have been obtained) which results in the cessation of operation of the business at the Existing Properties for a period of more than 90 consecutive days.

    An Indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Debt Securities subject thereto, give the holders of such Debt Securities notice of all uncured defaults known to it (the term "default" to include the events specified above without grace or notice), provided, that, except in the case of a default in the payment of principal of or interest on such Debt Securities, such Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

    In case an Event of Default (other than certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to any series of Debt Securities, the Trustee under the Indenture relating to such series of Debt Securities or the holders of not less than 25% in principal amount of such series of Debt Securities then outstanding, by notice in writing to the Company (and to such Trustee if given by the holders of such series of Debt Securities), may declare the unpaid principal of and all accrued and unpaid interest on all such series of Debt Securities to be due and payable immediately. Such declaration may be rescinded by holders of a majority in principal amount of such series of Debt Securities then outstanding if, among other conditions, all existing Events of Default with respect to such series of Debt Securities (except non-payment of principal of or interest on such series that has become due solely because of the acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree.

    Defaults with respect to any series of Debt Securities (except, unless theretofore cured, a default in payment of principal of or interest on such series of Debt Securities or default with respect to a provision which cannot be modified under the terms of the applicable Indenture without the consent of each holder of the Debt Securities affected) may be waived by the holders of a majority in principal amount of such series of Debt Securities then outstanding upon the conditions provided in such Indenture.

    An Indenture will include a covenant that the Company will (so long as it has not been relieved of the obligation by covenant defeasance or discharge of such Indenture in accordance with the terms thereof) file annually with the Trustee under such Indenture a statement regarding compliance by the Company with the terms thereof and specifying any defaults thereunder of which the signers may have knowledge.

MODIFICATION OF THE INDENTURES

    Under an Indenture, the rights and obligations of the Company and the rights of the holders of the Debt Securities covered by such Indenture generally may be modified by the Company and the Trustee under such Indenture with the consent of the holders of not less than a majority in principal amount of the Debt Securities then outstanding affected by such modification. Notwithstanding the foregoing, without the consent of each affected holder of Debt Securities, an amendment or waiver with respect to such Indenture may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest on any Debt Security in a manner adverse to the holders thereof; (iii) reduce the principal of, or extend the stated maturity of any Debt Security or alter the redemption provisions of any Debt Securities in a manner adverse to the holders thereof; (iv) make any Debt Security payable in money other than that stated in such Debt Security; (v) waive a default in the payment of the principal of, or interest on, any Debt Security; or (vi) take any other action, if any, described in a Prospectus Supplement as requiring the consent of each affected holder of Debt Securities. Under certain circumstances, the Company and the Trustee may amend or supplement an Indenture without notice to or the consent of any holder of the Debt Securities covered by such Indenture.

SATISFACTION AND DISCHARGE OF INDENTURES

    Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture with respect to any series of Debt Securities will be discharged upon payment in full of such series of Debt Securities outstanding thereunder, or upon the deposit with the Trustee, in trust, of money or Qualified Government Obligations, or both, which, together with the predetermined and certain income to accrue thereon, without consideration of any reinvestment thereof, will provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity or redemption date, as the case may be, in accordance with the terms of such Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the applicable Indenture and will be subject to federal income tax in the same manner as would have been the case if such deposit and defeasance had not occurred.

COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, an Indenture will provide that the Company may be released from its obligations with respect to any series of Debt Securities to which such Indenture relates other than the Company's obligations with respect to the payment of principal of, premium, if any, and interest on such series of Debt Securities, and that such release will not be deemed to be an Event of Default under such Indenture with respect to any such series of Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust, of money or Qualified Government Obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity of such payments in accordance with the terms of the applicable Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax in the same manner as would have been the case if such covenant defeasance had not occurred.

CONCERNING THE TRUSTEE

    The applicable Prospectus Supplement relating to each issuance of Debt Securities will identify the Trustee under the Indenture relating to such Debt Securities. If more than one series of Debt Securities is outstanding under an Indenture, a Trustee may serve in such capacity with respect to the Debt Securities of one or more of such series. If more than one series of Debt Securities is outstanding under an Indenture, the holders of a majority in aggregate principal amount of each such series at any time outstanding may remove the Trustee with respect to such series (but not as to any other series) by so notifying the Trustee and may appoint a successor Trustee with respect to such series. Each reference in this Prospectus to the Trustee under an Indenture refers, in the case of each series of Debt Securities outstanding under such Indenture, to the Trustee for such series. Except as otherwise described in the applicable Prospectus Supplement or provided for in an Indenture, payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the Debt Securities) of, Debt Securities issued under such Indenture will be effected by the Trustee under the Indenture applicable to such Debt Securities at such Trustee's corporate trust office, or at an office designated by such Trustee in New York, New York.

    An Indenture will contain certain limitations on the right of the Trustee under such Indenture, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee under each Indenture will be permitted to engage in other transactions; however, if a Trustee acquires any conflicting interest, it must eliminate such conflict or resign its position as Trustee.

    The holders of a majority in principal amount of any series of Debt Securities then outstanding under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under such Indenture applicable to such series of Debt Securities, provided that such direction would not conflict with any rule of law or with such Indenture, would not be unduly prejudicial to the rights of another holder of such Debt Securities and would not involve such Trustee in personal liability. An Indenture will provide that in case an Event of Default under such Indenture shall occur and be known to the Trustee under such Indenture (and not be cured), such Trustee will be required to use the degree of care of a prudent person in the conduct of such person's own affairs in the exercise of its power. Subject to such provisions, a Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any of the holders of the Debt Securities to which the Indenture relates unless such holders shall have offered to such Trustee security and indemnity satisfactory to it.

NO PERSONAL LIABILITY

    An Indenture will provide that no past, present or future director, officer, employee, stockholder or incorporator of the Company or any successor corporation shall have any liability for any obligations of the Company under the Debt Securities to which such Indenture relates or for any claim based on, in respect of or by reason of such obligations or their creation, by reason of such person's status as such director, officer, employee, stockholder or incorporator.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Company may issue, from time to time, shares of one or more series of Preferred Stock.

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in a Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and each Certificate of Designation relating to a specific series of the Preferred Stock (each, a "Certificate of Designation"), which will be in the form filed as an exhibit to, or incorporated by reference in, the Registration Statement at or prior to the time of issuance of such series of Preferred Stock.

    Pursuant to the Articles of Incorporation, the Company has the authority to issue 5,000,000 shares of Preferred Stock. The Board of Directors of the Company is authorized to issue shares of Preferred Stock, in one or more series, and to fix for each such series voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions, as are permitted by the Nevada Revised Statutes.

    The Board of Directors of the Company is authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series, the following: (i) the designation of such series and the number of shares that constitute such series; (ii) the dividend rate (or the method of calculation thereof), if applicable, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of the Company; (iii) the dividend periods (or the method of calculation thereof), if applicable; (iv) the voting rights, if any, of the shares; (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of the Company and any other rights of the shares of such series upon any liquidation or winding-up of the Company; (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of the Company; (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities;
(viii) whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of such series of Preferred Stock represented by each depositary share (see "Description of Depositary Shares" below); (ix) whether the shares of such series of Preferred Stock will be listed on a securities exchange; and (x) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company out of funds of the Company legally available therefor, cash dividends payable on such dates and at such rates, if any, per share set forth in the applicable Prospectus Supplement.

    Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any series of Preferred Stock that may be issued in the future that is expressly senior as to dividends to such earlier series of the Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior series at the time dividends are payable on a junior series, the Company may not pay any dividend on such junior series of Preferred Stock or redeem or otherwise repurchase shares of such junior series of Preferred Stock until such accumulated but unpaid dividends on the senior series have been paid or set aside for payment in full by the Company.

    Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock of the Company in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity Preferred Stock of the Company or Common Stock of the Company may be converted into or exchanged for stock of the Company ranking junior to the series of Preferred Stock then senior to such junior or parity Preferred Stock as to dividends.

    The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

LIQUIDATION RIGHTS

    Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock of the Company ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding-up; or (ii) shares of Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution, but, in either case, the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding-up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding-up of the Company, funds available for such purpose are insufficient to pay in full the amounts payable with respect to any series of the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with such series of the Preferred Stock, the holders of such series of the Preferred Stock of the Company and such other parity Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding-up of the Company.

VOTING RIGHTS

    Holders of Preferred Stock will not have any voting rights except as set forth in the applicable Prospectus Supplement or as otherwise from time to time required by law.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock on account of any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures or other agreements entered into by the Company. The accompanying Prospectus Supplement will describe any material contractual restrictions on dividend payments. Such Prospectus Supplement will also describe any material United States federal income tax considerations applicable to the Preferred Stock.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Articles of Incorporation or the applicable Certificate of Designation, or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may, at its option, elect to offer fractional shares of the Preferred Stock of a series, rather than full shares of the Preferred Stock of such series. In the event such option is exercised, the Company will issue Depositary Receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary") and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement to those persons purchasing Depositary Shares.

    The following description of the terms of the Depositary Shares sets forth certain general terms and provisions of the Depositary Shares to which any Prospectus Supplement may relate. The particular terms of the Depositary Shares offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Depositary Shares so offered will be described in a Prospectus Supplement relating to such Depositary Shares. The forms of Deposit Agreement and Depositary

Receipt will be filed with the Commission as exhibits to a document incorporated by reference in the Registration Statement prior to the date of any Prospectus Supplement relating to an offering of the Depositary Shares.

    Immediately following the issuance of fractional shares of a series of Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

    Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

    The following summary of certain provisions which will be included in the Deposit Agreement with respect to the Depositary Shares does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock represented by the Depositary Shares to the record holders of the Depositary Shares in proportion to the number of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or other property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

    The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be the fraction of the redemption price per share payable with respect to such series of the Preferred Stock equal to the fraction of a share of such Preferred Stock represented by a Depositary Share. If the Company redeems shares of a series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock represented by Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

    Upon a holder's surrender of Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon such holder's payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares.

    Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such shares of Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder or upon such holder's order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of a majority of the Depositary Shares then outstanding. Every holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days' prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Preferred Stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of any series of Preferred Stock represented by Depositary Shares and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

    The Preferred Stock Depositary's corporate trust office will be identified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

                            DESCRIPTION OF WARRANTS

GENERAL

    The Company may issue, together with other Securities or separately, warrants for the purchase of (i) Debt Securities (the "Debt Warrants"), (ii) Common Stock (the "Common Stock Warrants") or (iii) Preferred Stock (the "Preferred Stock Warrants" and, collectively with the Debt Warrants and the Common Stock Warrants, the "Warrants").

    The Warrants will be issued under Warrant Agreements (as defined below) to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all to be set forth in the applicable Prospectus Supplement relating to Warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each Warrant (each, a "Debt Securities Warrant Agreement," a "Common Stock Warrant Agreement" or a "Preferred Stock Warrant Agreement," as the case may be, or collectively, the "Warrant Agreements"), including the forms of certificates representing the Warrants (the "Debt Warrant Certificate(s)," the "Common Stock Warrant Certificate(s)" or the "Preferred Stock Warrant Certificate(s)," as the case may be, or collectively, the "Warrant Certificates"), reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of Warrant will be, in each case, filed with the Commission as an exhibit to a document incorporated by reference in the Registration Statement prior to the date of any Prospectus Supplement relating to an offering of such Warrant.

    The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in a Prospectus Supplement relating to such Warrants. The following summary of certain provisions of the Warrants, the Warrant Agreements and the Warrant Certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all of the provisions of the Warrant Agreements and Warrant Certificates, including the definitions therein of certain terms.

DEBT WARRANTS

    GENERAL. Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Securities Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificate(s) representing such Debt Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (ii) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (iii) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (v) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (vi) a discussion of the material United States federal income tax considerations applicable to the exercise of Debt Warrants; (vii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (viii) call provisions of such Debt Warrants, if any; and (ix) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

    EXERCISE OF DEBT WARRANTS. Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Debt Warrants will become void.

    Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

COMMON STOCK WARRANTS

    GENERAL. Reference is made to the applicable Prospectus Supplement for the terms of Common Stock Warrants in respect of which this Prospectus is being delivered, the Common Stock Warrant Agreement relating to such Common Stock Warrants and the Common Stock Warrant Certificates representing such Common Stock Warrants, including the following: (i) the procedures and conditions relating to the exercise of such Common Stock Warrants; (ii) the number of shares of Common Stock, if any, issued with such Common Stock Warrants; (iii) the date, if any, on and after which such Common Stock Warrants and any related shares of Common Stock will be separately transferable; (iv) the offering price of such Common Stock Warrants, if any; (v) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants and the price or prices at which such shares may be purchased upon exercise; (vi) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (vii) a discussion of the material United States federal income tax considerations applicable to the exercise of Common Stock Warrants; (viii) call provisions of such Common Stock Warrants, if any; and (ix) any other terms of the Common Stock Warrants.

    Common Stock Warrant Certificates will be exchangeable for new Common Stock Warrant Certificates of different denominations and Common Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Common Stock Warrants, holders of Common Stock Warrants will not have any of the rights of holders of Common Stock purchasable upon such exercise, including, without limitation, the right to any dividend payments on the Common Stock purchasable upon such exercise.

    EXERCISE OF COMMON STOCK WARRANTS. Each Common Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Common Stock Warrants offered thereby. Common Stock Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Common Stock Warrants will become void.

    Common Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Common Stock Warrants. Upon receipt of payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

PREFERRED STOCK WARRANTS

    GENERAL. Reference is made to the applicable Prospectus Supplement for the terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered, the Preferred Stock Warrant Agreement relating to such Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing such Preferred Stock Warrants, including the following: (i) the designation and terms of the shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the procedures and conditions relating to the exercise of such Preferred Stock Warrants; (ii) the designation and terms of any related shares of Preferred Stock with respect to which such Preferred Stock Warrants are issued and the number of shares of such Preferred Stock, if any, issued with Preferred Stock Warrants; (iii) the date, if any, on and after which such Preferred Stock Warrants and any related shares of Preferred Stock will be separately transferable; (iv) the offering price of such Preferred Stock Warrants, if any; (v) the number of shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the initial price or prices at which such shares may be purchased upon exercise; (vi) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire; (vii) a discussion of the material United States federal income tax considerations applicable to the exercise of Preferred Stock Warrants; (viii) call provisions of such Preferred Stock Warrants, if any; and
(ix) any other terms of the Preferred Stock Warrants.

    Preferred Stock Warrant Certificates will be exchangeable for new Preferred Stock Warrant Certificates of different denominations and Preferred Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Preferred Stock Warrants, holders of Preferred Stock Warrants will not have any of the rights of holders of Preferred Stock purchasable upon such exercise, including, without limitation, any right to any dividend payments on the Preferred Stock purchasable upon such exercise.

    EXERCISE OF PREFERRED STOCK WARRANTS. Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Preferred Stock Warrants offered thereby. Preferred Stock Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Preferred Stock Warrants will become void.

    Preferred Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants. Upon receipt of payment and the Preferred Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining amount of Preferred Stock Warrants.

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities in respect of which this Prospectus is delivered will be named in the applicable Prospectus Supplement. The applicable Prospectus Supplement with respect to such Securities will also set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The applicable Prospectus Supplement will describe the method of distribution of the Securities.

    If underwriters are used in an offering of Securities, the name of each managing underwriter, if any, and any other underwriters and terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement relating to such offering and the Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents may be entitled, under agreements which may be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company of certain expenses.

    If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable Prospectus Supplement relating thereto.

    If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the applicable Prospectus Supplement relating thereto. Unless otherwise indicated in such applicable Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

    Dealers and agents named in an applicable Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, the Company in the ordinary course of business.

    Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the applicable Prospectus Supplement relating thereto.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In addition, the Securities may be offered and sold by the holders thereof in one or more of the transactions described above, which transactions may be effected at any time and from time to time. Upon any such sale of Securities, the respective holders thereof and any broker, dealer or underwriter participating therewith may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions, discounts or concessions upon such sale, or any profit on the resale of such shares, received thereby in connection with such sale may be deemed to be underwriting commissions or discounts under the Securities Act. The compensation, including commissions, discounts, concessions and other profits, received by any broker, dealer or underwriter in connection with the sale of any of such Securities may be less than or in excess of customary commissions.

    The anticipated date of delivery of Securities will be set forth in the applicable Prospectus Supplement relating to each offering.

    The Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the Securities.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, and, as to certain matters of Nevada law, by Peter C. Walsh, Assistant General Counsel of the Company. Mr. Walsh holds options to purchase 134,000 shares of Common Stock.

                                    EXPERTS

    The consolidated balance sheets of Mirage Resorts, Incorporated and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

    The consolidated statements of income, stockholders' equity and cash flows of Mirage Resorts, Incorporated and subsidiaries for the year ended December 31, 1993, incorporated by reference herein, have been incorporated herein in reliance upon the report of Coopers & Lybrand, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           --------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
The Company....................................        S-2

Gaming Regulation..............................        S-6

Use of Proceeds................................        S-7

Capitalization.................................        S-8

Selected Financial Data........................        S-9

Recent Operating Results.......................       S-10

Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................       S-11

Description of Notes...........................       S-15

Underwriting...................................       S-20

Legal Matters..................................       S-21

Statement on Forward-Looking Information.......       S-21

                                   PROSPECTUS

Available Information..........................          2

Incorporation of Certain Documents by
 Reference.....................................          2

The Company....................................          3

Ratio of Earnings to Fixed Charges.............          4

Use of Proceeds................................          4

Description of Debt Securities.................          4

Description of Preferred Stock.................         12

Description of Depositary Shares...............         15

Description of Warrants........................         18

Plan of Distribution...........................         21

Legal Matters..................................         22

Experts........................................         23

                                  $250,000,000

                          MIRAGE RESORTS, INCORPORATED

                               7.25% SENIOR NOTES

                              DUE OCTOBER 15, 2006

                                 -------------

                             PROSPECTUS SUPPLEMENT

                                ----------------

                              GOLDMAN, SACHS & CO.

                                CS FIRST BOSTON

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------